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FORM 3                                                  OMB APPROVAL
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                                             OMB Number:               3235-0104
                                             Expires:          December 31, 2001
                                             Estimated average burden
                                             hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
(Print of Type Responses)
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 1. Name and Address of Reporting Person*

     Sullivan                        Richard                        K
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     (Last)                          (First)                     (Middle)

     420 Lexington Avenue
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                                    (Street)

     New York                          NY                         10012
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                        1/23/02
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 3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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 4. Issuer Name and Ticker or Trading Symbol

    800America.com, Inc. (ACCO)
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 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ X ]  Director                       [   ]  10% Owner
    [   ]  Officer--(give title below)    [   ]  Other--(specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

     ___  Form filed by One Reporting Person

     ___  Form filed by More than One Reporting Person


TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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N/A                              |      None                 |                            |
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                                 |                           |                            |
                                 |                           |                            |
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                                 |                           |                            |
                                 |                           |                            |
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
Reminder: Report on a separate line for each class of securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).
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                                                                          (Over)
                                                                 SEC 1473 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |  Number of   |                           |                                   |
          Title           |  Shares      |                           |                                   |
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N/A                       |         0    |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
                          |              |                           |                                   |
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                          |              |                           |                                   |
                          |              |                           |                                   |
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

By:       /s/ Richard K. Sullivan
     -----------------------------                  ----------------------------
         /s/ Richard K. Sullivan                                Date



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                                                                 SEC 1473 (3-99)